Exhibit 99
SOLUTIA LOGO
Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri  63141
P.O. Box66760
St. Louis, Missouri 63166-6760
FOR IMMEDIATE RELEASE

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

New Solutia Stock Begins Trading On the New York Stock Exchange On a When Issued Basis

New Solutia Ticker Symbol:  SOA

    ST. LOUIS -- December 20, 2007 -- Solutia Inc. (NYSE: SOA), a leading manufacturer and provider of high-performance specialty materials and chemicals, today announced that the common stock of reorganized Solutia that will be issued pursuant to the company's Plan of Reorganization has begun trading on the New York Stock Exchange. The ticker symbol for this stock is SOA. Currently the ticker symbol also includes the "wi" notation, which means the stock is being traded on a "when issued" basis. The "wi" notation will be removed when the stock begins "regular way" trading.

    The current Solutia common stock continues to trade over-the-counter using the ticker symbol (OTCBB:SOLUQ) and, under the company's Plan of Reorganization, this stock will be cancelled upon the company's emergence from Chapter 11.

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Forward-Looking Statements

    This press release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia's most recent Annual Report on Form 10-K, under "Cautionary Statement About Forward Looking Statements," Solutia's quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com. The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

    Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.

Solutia...Solutions for a Better Life
Source:  Solutia Inc.

St. Louis

12/20/07